Exhibit (a)(i)
OFFER TO PURCHASE
KBS STRATEGIC OPPORTUNITY REIT, INC.
800 NEWPORT CENTER DRIVE, SUITE 700
NEWPORT BEACH, CALIFORNIA 92660
(949) 417-6500
OFFER TO PURCHASE UP TO 8,234,217 SHARES OF
ITS OUTSTANDING COMMON STOCK,
OR APPROXIMATELY $90 MILLION OF SHARES,
AT A PURCHASE PRICE OF $10.93 PER SHARE
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT MIDNIGHT EASTERN TIME, MAY 18, 2018,
UNLESS EXTENDED OR WITHDRAWN
Dear Stockholder:
KBS Strategic Opportunity REIT, Inc. (the “Company”) is offering to purchase up to 8,234,217 shares of the Company’s common stock, par value $0.01 per share (“Shares”), for cash at a purchase price equal to $10.93 per Share (the “Purchase Price”), or approximately $90 million of Shares, on the terms and conditions set forth in this Offer to Purchase and the related Letter of Transmittal and the related Instructions to Letter of Transmittal (the “Instructions”). This Offer to Purchase and the Letter of Transmittal, including the Instructions, constitute the “Offer.”
Unless extended or withdrawn, the Offer, proration period and withdrawal rights will expire at midnight Eastern Time, on Friday, May 18, 2018 (the “Expiration Date” or the “Expiration Time”). You may tender all, a portion or none of your Shares.
Stockholders desiring to tender all or any portion of their Shares for purchase must complete and sign a Letter of Transmittal and deliver it to the Company in the manner set forth in “Procedures for Tendering Shares” below.
Stockholders not interested in tendering any of their Shares need not take any action.
Because of the “odd lot” priority and proration provisions described in this Offer to Purchase, less than all of the Shares tendered may be purchased if more than 8,234,217 Shares are properly tendered and not properly withdrawn. Only Shares properly tendered and not properly withdrawn will be eligible to be purchased. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Date.

The Purchase Price is 95% of $11.50, which is the most recent estimated value per share of the Company’s common stock. This estimated value was approved by the Company’s board of directors on December 7, 2017, and was based on the estimated value of the Company’s assets less the estimated value of its liabilities, or net asset value, divided by the number of shares outstanding as of September 30, 2017, with the exception of adjustments to (i) the Company’s net asset value to give effect to a self-tender offer completed in October 2017 (the “2017 Self-Tender”) and the December 7, 2017 declaration of a special dividend of $3.61 per share on the outstanding shares of common stock of the Company to the stockholders of record as of the close of business on December 7, 2017 (the “Special Dividend”) and (ii) the Company’s shares outstanding to give effect to the 2017 Self-Tender. For a full description of the methodologies and assumptions used to value the Company’s assets and liabilities in connection with the calculation of the estimated value per share, see Part II, Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities - Market Information” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated herein by reference and can be found in the “Investor Information” section of the Company’s website, www.kbsstrategicopportunityreit.com. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the Company’s portfolio and the management of those assets and in response to the real estate and finance markets. As such, the most recent estimated value per share does not take into account developments in the Company’s portfolio since December 7, 2017. Tendering stockholders whose Shares are accepted for payment will lose the opportunity to participate in any potential future upside and future growth of the Company with respect to such Shares and will lose the right to receive any future distributions or dividends that we may declare and pay.
Subject to complying with applicable law, we reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the total dollar amount of Shares sought in the Offer. In accordance with rules promulgated by the Securities and Exchange Commission (the “SEC”), we may increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer. This could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 1.3 million Shares.
While our board of directors has approved the Offer, neither the Company, our board of directors, nor DST Systems, Inc. in its capacity as Depositary, Paying Agent or Information Agent for the Offer, makes any recommendation to stockholders as to whether to tender or refrain from tendering their Shares. Each stockholder must make his or her own decision whether to tender Shares, and if so, how many Shares to tender. Stockholders are urged to evaluate carefully all information in the Offer, the Letter of Transmittal and the Schedule TO, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are incorporated herein by reference and can be found in the “Investor Information” section of our website, www.kbsstrategicopportunityreit.com, and consult their own investment and tax advisors and make their own decisions whether to tender or refrain from tendering their Shares.
No person has been authorized to make any recommendation on behalf of the Company, our board of directors, or DST Systems, Inc., as the Depositary, Paying Agent or Information Agent, or any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, any recommendation and any information and representations must not be relied upon. This Offer has been neither approved nor disapproved by the SEC, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or the accuracy or adequacy of the information contained or incorporated by reference in this Offer to Purchase. Any representation to the contrary is a criminal offense.

Questions, requests for assistance and requests for additional copies of the Offer may be directed to DST Systems, Inc., the information agent for the Offer (the “Information Agent”), by telephone toll free at 866-584-1381.
April 23, 2018

KBS STRATEGIC OPPORTUNITY REIT, INC.
TABLE OF CONTENTS
SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. This summary term sheet highlights the material terms of the Offer but does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase, the related Letter of Transmittal and the documents incorporated herein by reference because they contain the full details about the Offer and the Company. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion. Except where the context suggests otherwise, the terms “we,” “us,” “our” and the “Company” refer to KBS Strategic Opportunity REIT, Inc., a Maryland corporation.
Who is offering to purchase my Shares?
KBS Strategic Opportunity REIT, Inc., a Maryland corporation, is offering to purchase your Shares. We are an externally managed real estate investment trust, or “REIT”, that invests in a diverse portfolio of opportunistic real estate, real estate-related loans, real estate-related securities and other real estate-related investments. See “The Offer - Section 13” for additional information regarding the Company.
What is the purpose of the Offer?
The Offer is designed to provide limited liquidity to holders of Shares, for which there is no current public market. Our board of directors currently offers limited liquidity to holders of Shares under the Tenth Amended and Restated Share Redemption Program (the “SRP”). However, we are limited in the number of Shares we can redeem under the SRP on an annual basis, so our board of directors has decided to conduct the Offer to provide our stockholders with additional liquidity. The SRP has been suspended from March 29, 2018 through May 31, 2018, meaning no redemptions have been or will be made under the SRP in March, April or May 2018 (including those requested following a stockholder’s death, qualifying disability or determination of incompetence).

May I tender Shares in this Offer for which I have requested or plan to request redemption under the Company’s SRP?
Yes. Our board of directors has suspended the SRP from March 29, 2018 through May 31, 2018, meaning no redemptions have been or will be made under the SRP in March, April or May 2018 (including those requested following a stockholder’s death, qualifying disability or determination of incompetence). We cancelled all outstanding redemption requests under the SRP as of March 14, 2018 and we will not accept any redemption requests under the SRP until the completion of the Offer. If you would like to submit a redemption request under the SRP, you may do so after the Offer expires. Because the SRP has been suspended through May 31, 2018, redemptions under the SRP are expected to resume on the last business day of June. However, in its sole discretion, our board of directors could amend, further suspend or terminate our share redemption program upon 10 business days’ notice and the SRP includes numerous restrictions that could limit a stockholder’s ability to sell his or her shares.
Will the SRP remain open during this tender offer for redemption requests in the event of a stockholder’s death, qualifying disability or determination of incompetence?
No. No redemptions will be processed in March, April or May 2018 (including those requested following a stockholder’s death, qualifying disability or determination of incompetence).
Is the Purchase Price higher in the event of a stockholder’s death, qualifying disability or determination of incompetence?
No. The Purchase Price of the Offer is the same for all stockholders, regardless of their individual circumstances. We note that under the SRP the current redemption price for redemptions sought in connection with a stockholder’s death, qualifying disability or determination of incompetence is equal to the most recent estimated value per share of the Company’s common stock, although in its sole discretion, our board of directors could amend, further suspend or terminate our share redemption program upon 10 business days’ notice.
May I tender Shares in this Offer and the mini-tender offer by Everest?
On April 17, 2018, Everest REIT Investors I, LLC (“Everest”), which is not affiliated with us or our advisor, commenced a mini-tender offer to purchase up to 300,000 Shares at a purchase price equal to $7.75 per Share (the “Everest Offer”). We believe Everest’s offer price is substantially below the value of your Shares and recommend against selling shares at that price. More information about our recommendation with respect to the Everest Offer is included in a letter to our stockholders dated April 17, 2018, which was mailed to our stockholders and filed as an exhibit to our Current Report on Form 8-K filed on April 17, 2018, which is incorporated herein by reference and can be found in the “Investor Information” section of the Company’s website, www.kbsstrategicopportunityreit.com.
You may not tender the same Shares in this Offer and the Everest Offer. If you tender Shares in this Offer, you must represent that the tendered Shares are not encumbered, including by any obligation to transfer them, and that when the Shares are accepted for payment by us, that we will acquire good, marketable and unencumbered title to the Shares.
What will be the effects of the Offer?
The purchase of Shares pursuant to the Offer will have the following effects:

•	Depending on how many Shares are purchased, the Offer will decrease the amount of cash we have available for other purposes, such as making new investments.

•	Purchases of Shares pursuant to the Offer will increase the proportionate interest of stockholders that do not tender their Shares.

•
Stockholders who tender all of their Shares will give up the opportunity to participate in any potential future benefits from owning Shares, including the right to receive any future dividends or distributions that we may pay and any future increases in the value of the Shares.

Our purchases of Shares pursuant to the Offer will not result in the deregistration of our Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “The Offer - Section 8.”

What is the most recent estimated value per share of the Company’s common stock?
Because there is no public trading market for the Shares, we cannot provide a market price for the Shares. The Purchase Price is 95% of $11.50, which is the most recent estimated value per share of the Company’s common stock. This estimated value was approved by the Company’s board of directors on December 7, 2017, and was based on the estimated value of the Company’s assets less the estimated value of its liabilities, or net asset value, divided by the number of shares outstanding as of September 30, 2017, with the exception of adjustments to (i) the Company’s net asset value to give effect to the 2017 Self-Tender and the Special Dividend and (ii) the Company’s shares outstanding to give effect to the 2017 Self-Tender. For a full description of the methodologies and assumptions used to value the Company’s assets and liabilities in connection with the calculation of the estimated value per share, see Part II, Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities - Market Information” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated herein by reference and can be found in the “Investor Information” section of the Company’s website, www.kbsstrategicopportunityreit.com. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the Company’s portfolio and the management of those assets and in response to the real estate and finance markets. As such, the most recent estimated value per share does not take into account developments in the Company’s portfolio since December 7, 2017. Tendering stockholders whose Shares are accepted for payment will lose the opportunity to participate in any potential future upside and future growth of the Company with respect to such Shares and will lose the right to receive any future distributions or dividends that we may declare and pay. See “The Offer - Section 13.”
How many Shares will the Company purchase? What will be the form of payment?
We are offering to purchase for cash up to 8,234,217 Shares at a purchase price equal to $10.93 per Share, or approximately $90 million of Shares, subject to the terms and conditions of the Offer. In accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer. Properly tendering Shares assures you that at least a portion of your Shares will be purchased so long as we purchase Shares under the Offer (subject to provisions relating to “odd lot” priority and proration described in “The Offer - Section 1”).
We will announce the preliminary results of the Offer through an amendment to the Schedule TO, including the expected proration factor, and pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the Shares we accept for payment promptly after the Expiration Date. If we are required to pro rate, however, we expect it may take at least five business days after the Expiration Date to calculate the final proration factor and begin paying for Shares accepted for payment.
We will pay for Shares that are properly tendered and not properly withdrawn by depositing the Purchase Price in cash with DST Systems, Inc. (“DST”), the paying agent for the Offer (the “Paying Agent”), which will act as your agent for the purpose of receiving payments from us and transmitting payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by DST in its capacity as the Depositary for the Offer (the “Depositary”) of a properly completed and duly executed Letter of Transmittal and any required signature guarantees and other documents required by the Letter of Transmittal.
Subject to applicable law, we reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the value and number of Shares sought in the Offer. The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to certain conditions. See “The Offer - Section 1” and “- Section 2.”
How was the offer size and Purchase Price determined?
We determined the offer size for the Offer based on discussions between our management and our board of directors. One of the Company’s key objectives is to continue to grow our asset base while providing enhanced liquidity for our stockholders. In evaluating the offer size for the Offer, our management and our board of directors considered many factors with this objective in mind, including our current liquidity profile, acquisition opportunities, and the number of unsatisfied share redemption requests outstanding under the SRP prior to this Offer.
The Purchase Price is equal to 95% of the most recent estimated value per share of the Company’s common stock, which is the redemption price offered for ordinary redemptions under the SRP.

If I tender my Shares, and the Company accepts the Shares I tender, will I receive distributions accrued before my Shares are accepted?
Yes, you will be entitled to receive any distributions that accrue prior to the date on which Shares are accepted for payment pursuant to the Offer. Shares purchased in the Offer will therefore no longer be eligible to receive distributions except for any distributions declared to stockholders of record on a date prior to the date that we accept those Shares for payment.
The board of directors recently authorized a distribution in the amount of $0.015975 per Share to stockholders of record as of the close of business on March 16, 2018. The Company paid this distribution on March 21, 2018. We do not expect our board to authorize another distribution during the term of this Offer.
What if I participate in the Company’s DRP and want to tender all of my Shares?
If you are a participant in the Company’s dividend reinvestment plan (the “DRP”), any Shares you receive through the DRP prior to the Expiration Date will be tendered if you indicate on the Letter of Transmittal that you elect to tender ALL of your Shares and we accept all of your Shares for payment in the Offer.
Note that even if you tender all of your Shares, we may not accept all of them for payment. If the Offer is oversubscribed, we will prorate the number of Shares we purchase from tendering stockholders (other than stockholders who receive “odd lot” priority treatment).
What if I participate in the Company’s DRP and do not want to tender Shares I may receive in the DRP?
If you do not want to tender any Shares that you may receive through the DRP prior to the Expiration Date, then you should tender less than all of your Shares on the Letter of Transmittal by writing in a number of Shares that represents less than all whole Shares you own at the time you submit your Letter of Transmittal.
What if stockholders tender more than 8,234,217 Shares?
If more than 8,234,217 Shares are properly tendered and not properly withdrawn, we will purchase Shares on the following basis:

•	First, we will purchase all the Shares properly tendered and not properly withdrawn by any “odd lot holder” (a stockholder of less than 100 Shares) who tenders all of that holder’s Shares; and

•
Second, after the purchase of all the Shares properly tendered by odd lot holders, we will purchase all other Shares properly tendered on a pro rata basis with appropriate adjustments to avoid the purchase of fractional Shares.

In addition, in accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer. This could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 1.3 million Shares.
Because of the proration and “odd lot” priority provisions described in this Offer to Purchase, it is possible that we will not purchase all of the Shares that you tender. If the Offer is oversubscribed, and you are not an odd lot holder, the amount of Shares that we purchase from you will be prorated.

If we are required to pro rate, the Paying Agent will determine the proration factor promptly following the Expiration Date. The proration factor will be based on the ratio of (i) 8,234,217 (or, if we increase the number of Shares accepted for payment in the Offer as described above, the increased aggregate number of Shares to be purchased pursuant to the Offer) minus the aggregate number of Shares to be purchased from odd lot holders to (ii) the total number of Shares properly tendered and not properly withdrawn by all stockholders (other than odd lot holders). The number of Shares accepted for purchase for each stockholder (other than odd lot holders) will equal the number of Shares validly tendered by each stockholder multiplied by the proration factor, with appropriate adjustments to avoid the purchase of fractional Shares. Because of the difficulty in determining the number of Shares properly tendered and not withdrawn and because of the odd lot procedure described above, we expect that we will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until at least five business days after the Expiration Date. The preliminary results of any proration will be announced through publicly filing an amendment to the Schedule TO as promptly as practicable after the Expiration Date. The number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether to tender Shares. Each stockholder should consult with their tax advisor to evaluate the tax consequences of tendering or selling Shares in the Offer. See “The Offer - Section 1.”
If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?
If you own beneficially or of record fewer than 100 Shares in the aggregate, you will not be subject to proration if: (1) you properly tender all of these Shares, (2) you do not properly withdraw them before the Expiration Date, and (3) you complete the Letter of Transmittal included with this Offer to Purchase and the Odd Lot Certification Form. See “The Offer - Section 1.”
How do I tender Shares that are registered in my name?
If you would like for us to purchase all or a portion of your Shares that are registered in your name, you must properly complete and sign the Letter of Transmittal enclosed herein according to its instructions and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to DST in its capacity as the Depositary at the appropriate address shown on the “Important Instructions and Information” page accompanying the Letter of Transmittal.
Unless the Offer is extended, the completed and executed Letter of Transmittal must be received before the Expiration Time on the Expiration Date. See “The Offer - Section 2.”
How do I tender Shares that I hold through a broker, dealer, commercial bank, trust company, custodian or other nominee?
If your Shares are held through a broker, dealer, commercial bank, trust company, custodian or other nominee, you are not the holder of record on our books and you must contact your broker, dealer, commercial bank, trust company, custodian or other nominee and comply with their policies and procedures and provide them with any necessary paperwork in order to have them tender your Shares. Stockholders holding their Shares through such broker, dealer, commercial bank, trust company, custodian or other nominee must not deliver a Letter of Transmittal directly to the Depositary. The broker, dealer, commercial bank, trust company, custodian or other nominee holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary on your behalf. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority so to act must be submitted. See “The Offer - Section 2.”

Will I be notified of any defects in the documents I submit?
To the extent practicable, the Company and DST will attempt to give notice of any defects or irregularities in tenders, provided, however, that none of the Company, DST or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice. Any notice given will be in the form of a letter. The Company will not be liable for failure to waive any condition of the Offer or for any defect or irregularity in any tender of Shares. Therefore, we encourage stockholders to carefully complete their tender materials and submit them as early as possible after they have considered the information in this Offer to Purchase, so that they will have as much time as possible prior to the Expiration Date to correct any defects or irregularities in their tenders. See “The Offer - Section 2.”
What will happen to my fractional Shares in connection with the Offer?
If (i) you are tendering all of your Shares and the Offer is not over-subscribed; or (ii) you are an odd lot holder tendering all of your Shares, we will purchase your properly tendered Shares, including any fractional Share, pursuant to the terms and subject to the conditions of the Offer. If you tender less than all of your Shares by writing in a number of Shares on the Letter of Transmittal that represents less than all of the whole Shares you own at the time that you submit your Letter of Transmittal, any fractional Share that you own will not be tendered. If the Offer is over-subscribed and your tendered Shares are subject to purchase on a pro rata basis, the proration will be adjusted to avoid the purchase of your fractional Share. See “The Offer - Section 9.”
Will I have to pay brokerage fees and commissions if I tender my Shares?
No, if you are the holder of record of your Shares and you tender your Shares directly, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company, custodian or other nominee and that person tenders Shares on your behalf, that person may charge you a fee for doing so. We urge you to consult with your broker, dealer, commercial bank, trust company, custodian or other nominee to determine whether any such charges will apply.
What is the accounting treatment of the Offer for the Company?
The purchase of Shares pursuant to the Offer will reduce our stockholders’ equity and our total cash in an amount equal to the aggregate Purchase Price of the Shares purchased.
Are there any governmental or regulatory approvals, consents or filings to be made or obtained in connection with the Offer?
We are not aware of any approval or other action by any governmental, administrative or regulatory authority, agency or body required for us to acquire Shares pursuant to the Offer. We intend, however, to seek any approvals or make any notice filings that may be required. We may be required to delay the acceptance for payment of, or payment for, Shares tendered in the Offer pending receipt of any approval or other action. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See “The Offer - Section 6” and “- Section 15.”
Must I tender all of my Shares to participate in the Offer?
No. Subject to the conditions described herein for odd lot holders, you may tender all of your Shares, a portion of your Shares or none of your Shares. You are able to tender your Shares regardless of how long you have owned them. See “The Offer - Section 3.”
When will the Offer expire? Can the Offer be extended? How will I be notified if the Offer period is extended?
You may tender your Shares until the Offer expires on the Expiration Date, which is May 18, 2018 unless extended by us. We may choose to extend the Offer period for any reason. If we extend the Offer period, we will make a public announcement no later than 9:00 a.m. Eastern Time on the next business day after the previously scheduled Expiration Time. We cannot assure you that the Offer will be extended or, if extended, for how long it will be extended. See “The Offer - Section 1” and “- Section 7.”

Will there be any tax consequences to me if I tender my Shares?
Yes. If we accept your tender of Shares, you will be treated as either having sold or exchanged those Shares in a taxable transaction or, under certain circumstances, as having received a distribution with respect to those Shares that is treated as a dividend to the extent it is paid out of our current or accumulated earnings and profits. You should consult your tax advisor regarding the tax consequences of tendering your Shares. See “The Offer - Section 16.”
May I withdraw my tendered Shares?
Yes. You may withdraw any or all Shares tendered at any time prior to the Expiration Time. To withdraw your tendered Shares, you must either (i) call 866-584-1381, or (ii) properly submit a written notice of withdrawal (a “Withdrawal Letter”) and deliver it, together with any required signature guarantees and any other required documents, to the Depositary at the appropriate address shown on the “Important Instructions and Information” page accompanying the Letter of Transmittal. Please note that a Withdrawal Letter delivered via a method of delivery other than U.S. mail or overnight courier service will not be accepted. See “The Offer - Section 4.”
How will the Company pay for the Shares?
Assuming that we purchase 8,234,217 Shares at $10.93 per Share, the value of Shares purchased in the Offer will be approximately $90 million, subject to our ability to increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares (resulting in a commensurate increase in the dollar volume by up to approximately $14 million) without amending or extending the Offer in accordance with rules promulgated by the SEC. Assuming that we do not increase the number of Shares accepted for payment, we expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $90.1 million. We intend to fund the purchase of Shares in the Offer and pay related costs by using our available cash. See “The Offer - Section 12.”
What are the most significant conditions to the Offer?
Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied or waived on or prior to the Expiration Date, including but not limited to:

•
no threatened or pending action, suit or proceeding by any third-party, including any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly:

◦
challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects our making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relates to the transactions contemplated by the Offer;

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in our reasonable judgment, could be expected to materially and adversely affect our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way our ability to purchase some or all of the Shares pursuant to the Offer;

◦	makes our purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal, or otherwise restricts or prohibits consummation of the Offer; or

◦	materially impairs the contemplated benefits to us of the Offer;

•
no change in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our business or prospects or the benefits to us of the Offer, including, but not limited to, the following:

◦	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

◦	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

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the commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism directly or indirectly involving the United States;

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any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect the extension of credit by banks or other lending institutions in the United States;

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legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), the effect of which, in our reasonable judgment, would be to materially change the tax consequences of the Offer in any manner that would reasonably be expected to materially and adversely affect us; or

◦	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•
no tender or exchange offer for any or all Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or our subsidiaries, has been proposed, announced or commenced by any person or has been publicly disclosed and we have not entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;

•	we have not learned that:

◦
any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC);

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any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 2% or more of our outstanding Shares; or

◦
any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

•
no person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

•
no action has been taken and no statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

◦	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;

◦	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

◦	otherwise could reasonably be expected to materially adversely affect our business or prospects, or the benefits to us of the Offer;

•
no change or changes have occurred in our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or future business prospects that, in our reasonable judgment, has or have a material adverse effect on our business or prospects, or the benefits to us of the Offer;

•
no approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

•	we shall not have determined that the consummation of the Offer and the purchase of the Shares may cause the Shares to be held of record by less than 300 persons.
In addition, if completing the Offer on its current or amended terms, or at all, may cause us to fail to qualify for taxation as a REIT under the Code, we may terminate or amend the Offer or postpone the acceptance of Shares for payment.
If any of the conditions referred to above is not satisfied, we may:

•	terminate the Offer and return all tendered Shares to the tendering stockholders;

•	extend the Offer and, subject to withdrawal rights as set forth in “The Offer - Section 4”, retain all of the tendered Shares until the expiration of the Offer as so extended;

•
waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares validly tendered and not withdrawn prior to the Expiration Date; or

•	delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.
Each of these conditions is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date. The Offer is not conditioned on any minimum number of Shares being tendered.
May you amend or terminate the Offer?
Yes, we may amend or terminate the Offer in our sole discretion. The Offer is not conditioned upon the tender of any minimum number of Shares. We are not required to accept or pay for any Shares tendered unless the conditions to the Offer have been met. See “The Offer - Section 6” and “- Section 7.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The Offer contains certain forward-looking statements and information relating to us that are based on current expectations, estimates, forecasts and projections and our management’s beliefs and assumptions about us, our future performance and our business, including statements about the Offer. These statements include, but are not limited to, statements about our strategies, plans, objectives, expectations, intentions, expenditures, and assumptions and other statements contained in the Offer that are not statements of historical fact. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements, or in our communications and discussions with broker dealers or due diligence firms in the normal course of business through meetings, webcasts, phone calls and conference calls. Words such as “believe,” “estimate,” “expect,” “anticipate,” “intend,” “outlook,” “could,” “target,” “seek,” “should,” “may,” “assume,” “continue,” “plan” and “project” and as well as variations of such words and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements are not guarantees and involve certain risks, uncertainties and assumptions, including the fulfillment of the conditions to this Offer, that make the future difficult to predict. Actual results may not conform to, and may differ materially from, our expectations, intentions and predictions. We describe risks, uncertainties and assumptions that could affect our ability to execute our strategy, our future financial condition and the outcome or results of operations in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC, which may be added to, or revised by, subsequent filings with the SEC.
Except as required by applicable law, we neither intend to nor assume any obligation to update these forward- looking statements, which speak only as of the respective dates on which they were made. We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecasted by our forward-looking statements.
THE OFFER

1.	Price; Number of Shares; Expiration Date; Proration
The Offer is designed to provide limited liquidity to holders of Shares, for which there is no current public market. Our board of directors currently offers limited liquidity to holders of Shares under the SRP. However, we are limited in the number of Shares we can redeem under the SRP on an annual basis, so our board of directors has decided to conduct the Offer to provide our stockholders with additional liquidity.
Subject to the terms and conditions of the Offer, we will purchase for cash up to 8,234,217 Shares which are properly tendered and not properly withdrawn prior to the Expiration Date at a purchase price equal to $10.93 per Share, or approximately $90 million of Shares. We reserve the right to extend the Offer (see Section 7). In addition, in accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer. This could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 1.3 million Shares.

The Purchase price is 95% of $11.50, which is the most recent estimated value per share of the Company’s common stock. This estimated value was approved by the Company’s board of directors on December 7, 2017, and was based on the estimated value of the Company’s assets less the estimated value of its liabilities, or net asset value, divided by the number of shares outstanding as of September 30, 2017, with the exception of adjustments to (i) the Company’s net asset value to give effect to the 2017 Self-Tender and the Special Dividend and (ii) the Company’s shares outstanding to give effect to the 2017 Self-Tender. For a full description of the methodologies and assumptions used to value the Company’s assets and liabilities in connection with the calculation of the estimated value per share, see Part II, Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities - Market Information” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated herein by reference and can be found in the “Investor Information” section of the Company’s website, www.kbsstrategicopportunityreit.com. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the Company’s portfolio and the management of those assets and in response to the real estate and finance markets. As such, the most recent estimated value per share does not take into account developments in the Company’s portfolio since December 7, 2017. Tendering stockholders whose Shares are accepted for payment will lose the opportunity to participate in any potential future upside and future growth of the Company with respect to such Shares and will lose the right to receive any future distributions or dividends that we may declare and pay.
Because of the “odd lot” priority and proration provisions described herein, all Shares properly tendered and not properly withdrawn may not be purchased if more than 8,234,217 Shares are properly tendered and not properly withdrawn. As of April 20, 2018, there were 64,745,536 Shares issued and outstanding. The Shares are not listed on a national securities exchange.
If a Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority so to act must be submitted.
While our board of directors has approved the Offer, neither the Company, our board of directors, nor DST Systems, Inc. in its capacity as Depositary, Paying Agent or Information Agent for the Offer, makes any recommendation to stockholders as to whether to tender or refrain from tendering their Shares. Each stockholder must make his or her own decision whether to tender Shares, and if so, how many Shares to tender. Stockholders are urged to evaluate carefully all information in the Offer, the Letter of Transmittal and the Schedule TO, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are incorporated herein by reference and can be found in the “Investor Information” section of our website, www.kbsstrategicopportunityreit.com, and consult their own investment and tax advisors and make their own decisions whether to tender or refrain from tendering their Shares.
The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to certain conditions. See Section 6.
Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, (a) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, (b) to increase or decrease the total dollar amount of Shares sought in the Offer, (c) to amend the Offer prior to the Expiration Date, and (d) upon the occurrence of any of the conditions specified in Section 6 prior to the Expiration Date, to terminate the Offer and not accept any Shares for payment. Notice of any extension, amendment or termination will be distributed promptly to stockholders in a manner reasonably calculated to inform them of the change in compliance with Rule 13e-4(e)(3) under the Exchange Act. In the case of an extension of the Offer, we will make a public announcement no later than 9:00 a.m. Eastern Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

If we (i) increase or decrease the highest or lowest price that may be paid for the Shares, (ii) increase the maximum number of Shares that we may purchase in the Offer by more than 2% of our outstanding Shares or (iii) decrease the number of Shares that we may purchase in the Offer, then the Offer must remain open for at least ten (10) business days following the date that notice of the adjustment, increase or decrease is first published, sent or given.
Stockholders properly tendering Shares can expect to have at least a portion of their Shares purchased if any Shares are purchased pursuant to the Offer (subject to provisions relating to “odd lot” priority and proration described herein).
The Company will not accept or pay for any Shares that are subject to, and all Shares tendered in the Offer must be free and clear of, any liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever. The Company will acquire all rights and benefits arising from any Shares that it accepts and pays for in the Offer, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of the tendered Shares to stockholders of record on or prior to the date on which the Shares are accepted for payment pursuant to the Offer will be for the account of the tendering stockholder(s).
Priority of Purchases.
Upon the terms and subject to the conditions of the Offer, if more than 8,234,217 Shares are properly tendered and not properly withdrawn prior to the Expiration Date, we will:
First, purchase all Shares tendered by any Odd Lot Holder (as defined below) who: (1) properly completes and submits the Letter of Transmittal and the Odd Lot Certification Form included with this Offer to Purchase, and (2) properly tenders all Shares owned beneficially or of record by the Odd Lot Holder and does not properly withdraw this tender (note: tenders of less than all of the Shares owned by an Odd Lot Holder will not qualify for this preference).
Second, purchase all other Shares properly tendered and not properly withdrawn on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, as described below, until we have purchased up to 8,234,217 Shares; provided that we may increase the number of Shares purchased by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer which, if we do so, could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 1.3 million Shares.
Odd Lots. The terms “odd lot” and “Odd Lot Holder” refer to persons who are record or beneficial owners of a total of fewer than 100 Shares. All Shares properly tendered prior to the Expiration Date by an Odd Lot Holder who is tendering all Shares owned by that Odd Lot Holder will be purchased by us in the Offer if they are not properly withdrawn. This will be the case even if the Offer is oversubscribed and other tendering stockholders have the amount of their tendered Shares prorated. Odd Lot Holders should certify their status in the appropriate place on the Odd Lot Certification Form included with this Offer to Purchase. To qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 2. This preference is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts holding fewer than 100 Shares. Any Odd Lot Holder wishing to tender all of his, her or its Shares pursuant to the Offer should complete the Letter of Transmittal and the Odd Lot Certification Form included with this Offer to Purchase.
Proration. The Paying Agent will determine the proration factor following the Expiration Date, if required. Subject to adjustments to avoid the purchase of fractional Shares, the proration factor will be based on the ratio of (i) 8,234,217 (or, if we increase the number of Shares accepted for payment in the Offer as described above, the increased aggregate number of Shares to be purchased pursuant to the Offer) minus the aggregate number of Shares to be purchased from Odd Lot Holders to (ii) the total number of Shares properly tendered and not properly withdrawn by all stockholders (other than Odd Lot Holders). The number of Shares accepted for purchase for each stockholder (other than Odd Lot Holders) will equal the number of Shares validly tendered by each stockholder multiplied by the proration factor. Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn at or below the Purchase Price, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until at least five business days after the Expiration Date. The preliminary results of any proration will be announced through publicly filing an amendment to the Schedule TO as promptly as practicable after the Expiration Date.

2.	Procedures for Tendering Shares
If your Shares are registered in your name (for example, you are an individual who is the record and beneficial owner of the Shares) and you would like to tender all or a portion of your Shares, you must properly complete and sign the enclosed Letter of Transmittal and deliver it, together with any other documents required by the Letter of Transmittal, to the Depositary at the appropriate address provided on the “Important Instructions and Information” page accompanying the Letter of Transmittal.
Odd Lot Holders must tender all of their Shares and also complete the Letter of Transmittal included with this Offer to Purchase to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1. Odd Lot Holders should also complete the Odd Lot Certification Form included with this Offer to Purchase.
If your Shares are held through a broker, dealer, commercial bank, trust company, custodian or other nominee, you are not the holder of record on our books and you must contact your broker, dealer, commercial bank, trust company, custodian or other nominee and comply with their policies and procedures and provide them with any necessary paperwork in order to have them tender your Shares. Stockholders holding their Shares through such broker, dealer, commercial bank, trust company, custodian or other nominee must not deliver a Letter of Transmittal directly to the Depositary (DST). The broker, dealer, commercial bank, trust company, custodian or other nominee holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary (DST) on your behalf. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority so to act must be submitted.
If you are a broker, dealer, commercial bank, trust company, custodian or other nominee tendering Shares on behalf of your client, you must properly complete and sign the enclosed Letter of Transmittal and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to the Depositary at the appropriate address provided on the “Important Instructions and Information” page accompanying the Letter of Transmittal.
Shares will be deemed delivered only when all required documentation, properly completed and executed, is received by the Depositary. Please note that a Letter of Transmittal delivered via a method of delivery not specified in the Letter of Transmittal will not be accepted. The only acceptable methods of delivery of the Letter of Transmittal are those set forth in the Letter of Transmittal. Hand delivery is not among the acceptable methods set forth in the Letter of Transmittal. The method of delivery of any documents is at the election and complete risk of the stockholder tendering Shares. A completed and executed Letter of Transmittal must be received by the Depositary before midnight Eastern Time on the Expiration Date. You should allow sufficient time to ensure timely delivery. If you choose to use the U.S. Postal Service, you may want to consider using registered or certified priority mail with return receipt requested.
Signature Guarantees and Method of Delivery. No signature guarantee is required if:

•	the Letter of Transmittal is signed by the registered holder of the Shares tendered; or

•
Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program, the Stock Exchange Medallion Program, or an “eligible guarantor institution,” as the term is defined in Rule 17-Ad-15 promulgated under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after receipt of a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, and any other documents required by the Letter of Transmittal.

U.S. Federal Backup Withholding Tax. Under the U.S. federal backup withholding tax rules, unless an exemption applies under the applicable law and regulations, a portion of the gross proceeds payable to a tendering stockholder or other payee who is a U.S. stockholder (as defined in Section 16) pursuant to the Offer must be withheld and remitted to the Internal Revenue Service (the “IRS”), unless the tendering stockholder or other payee provides its taxpayer identification number (i.e., its employer identification number or social security number) to the Paying Agent (as payor) and certifies under penalties of perjury, among other things, that the number is correct. Any tendering stockholder that is a U.S. stockholder who has not previously provided an IRS Form W-9 to DST should complete and sign an IRS Form W-9 so as to provide the information and certification necessary to avoid U.S. federal backup withholding tax, unless the stockholder otherwise establishes to the satisfaction of the Paying Agent that the stockholder is not subject to such backup withholding tax. If a U.S. stockholder does not provide the Paying Agent with the correct taxpayer identification number, the U.S. stockholder may be subject to penalties imposed by the IRS. If U.S. federal backup withholding tax results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.
Certain “exempt recipients” (including, among others, all corporations and certain non-U.S. persons) are not subject to U.S. federal backup withholding tax. In order for a non-U.S. person to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN, W-8BEN-E, W-8IMY (with any required attachments), W-8ECI, or W-8EXP, as applicable (which may be obtained on the IRS website (www.irs.gov)), signed under penalties of perjury, attesting to that stockholder’s exempt status.
Stockholders are urged to consult with their tax advisor regarding information reporting and possible qualifications for exemption from U.S. federal backup withholding tax and the procedure for obtaining any applicable exemption.
For a more complete discussion of certain U.S. federal income tax consequences related to the Offer, see Section 16.
Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted and the validity, form eligibility, including time of receipt, and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion. Any such determination will be final and binding on all parties except as may be finally determined in a subsequent judicial proceeding challenging the Company’s determination. The Company reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or the acceptance for payment of or payment for Shares which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer prior to the Expiration Date and to waive any defect or irregularity in any tender with respect to any particular Share, whether or not the Company waives similar defects or irregularities in the case of any other stockholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Company. The Company will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. To the extent practicable, the Company and DST will give notice of any defects or irregularities in tenders, provided, however, that none of the Company, DST or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice. Any notice given will be in the form of a letter. We strongly encourage stockholders to submit completed tender materials as early as possible after they have properly considered the information in this Offer to Purchase, so that they will have as much time as possible prior the Expiration Date to correct any defects or irregularities in the materials they provide to us.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. Under Rule 14e-4 promulgated under the Exchange Act, no person acting alone or in concert with others may directly or indirectly tender Shares for the person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot, the person has a “net long position” (i.e., more Shares held in long positions than in short positions) in a number of Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered the Shares for the purpose of tendering to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) the stockholder has a “net long position” in a number of Shares or “equivalent securities” at least equal to the Shares being tendered within the meaning of Rule 14e-4 and (ii) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

3.	Amount of Tenders
Stockholders may tender all of their Shares or a portion of their Shares specified as a number of Shares that is less than all of their Shares. A stockholder will be able to tender his or her Shares to us for purchase regardless of when the stockholder first purchased the Shares.

4.	Withdrawal Rights
Stockholders may withdraw Shares tendered at any time prior to midnight Eastern Time on the Expiration Date. We will not accept any Shares for payment prior to that time. Stockholders may also withdraw Shares tendered at any time on or after June 18, 2018, if their Shares have not been accepted for payment prior to that time.
For withdrawal to be effective, stockholders must either (i) call 866-584-1381, or (ii) send a Withdrawal Letter by mail or overnight courier service and timely received by the Depositary at the appropriate address shown on the “Important Instructions and Information” page accompanying the Letter of Transmittal. Any such Withdrawal Letter must specify the name of the person who tendered the Shares to be withdrawn, must specify the identity and quantity of Shares to be withdrawn, and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed. You should allow sufficient time to ensure timely delivery of your Withdrawal Letter. If you choose to use the U.S. Postal Service, you may want to consider using registered or certified priority mail with return receipt requested.
Withdrawals may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered again by following one of the procedures described in Section 2 at any time before the Expiration Date.
The Company will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any Withdrawal Letter, and our determination shall be final and binding, subject to each tendering stockholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction. None of the Company, its affiliates, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in any Withdrawal Letter or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5.	Purchase and Payment for Tendered Shares
Upon the terms and subject to the conditions of the Offer, following the Expiration Date, we will accept for payment up to 8,234,217 Shares at a purchase price of $10.93 per Share, or approximately $90 million of Shares, that are properly tendered and not properly withdrawn prior to the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority and proration provisions of the Offer, Shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary and the Paying Agent of our acceptance of tendered Shares for payment.
We will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price for the Shares with the Paying Agent, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

If we are required to pro rate, the Paying Agent will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. We do not expect to be able to announce the final results of any proration or commence payment for any Shares purchased pursuant to the Offer until at least five business days after the Expiration Date. Payment for Shares purchased pursuant to the Offer will not occur on any date on which a dividend distribution is paid by the Company. All Shares tendered and not purchased due to proration will be returned to the tendering stockholders.
Under no circumstances will we pay interest on the Purchase Price even if there is a delay in making payment. In addition, if certain events occur prior to the Expiration Date, we may not be obligated to purchase Shares pursuant to the Offer. For example, the Offer is subject to certain conditions. See Section 6.
We will purchase 8,234,217 Shares if the Offer is fully subscribed, which would represent approximately 12.7% of the issued and outstanding Shares as of April 23, 2018. We may increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. If we do so, the number of Shares accepted for payment in the Offer will increase by up to approximately 1.3 million Shares.
If more than 8,234,217 Shares are duly tendered prior to midnight Eastern Time on the Expiration Date and proration is required as described in Section 1, we will not pay for any Shares tendered until after the final proration has been completed. We will deduct all transfer taxes, if any, payable on the transfer to us of the Shares purchased pursuant to the Offer.
Our board of directors has suspended the SRP from March 29, 2018 through May 31, 2018, meaning no redemptions have been or will be made under the SRP in March, April or May 2018 (including those requested following a stockholder’s death, qualifying disability or determination of incompetence). We cancelled all outstanding redemption requests under the SRP as of March 14, 2018 and we will not accept any redemption requests under the SRP until the completion of the Offer. If you would like to submit a redemption request under the SRP, you may do so after the Offer expires. Because the SRP has been suspended through May 31, 2018, redemptions under the SRP are expected to resume on the last business day of June. However, in its sole discretion, our board of directors could amend, further suspend or terminate our share redemption program upon 10 business days’ notice and the SRP includes numerous restrictions that could limit a stockholder’s ability to sell his or her shares.

6.	Conditions of the Offer
The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and we may terminate or amend the Offer or postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer), if at any time on or after the commencement of the Offer and before the Expiration Date any of the following events has occurred (or are determined by us, in our reasonable judgment, to have occurred) that, in our reasonable judgment, regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the Offer or with the acceptance for payment for the Shares tendered in the Offer:

•
any threatened or pending action, suit or proceeding by any third-party, including any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal shall have been instituted or shall be pending, or we have received notice of any such action, that directly or indirectly:

◦
challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects our making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relates to the transactions contemplated by the Offer;

◦
in our reasonable judgment, could be expected to materially and adversely affect our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way our ability to purchase some or all of the Shares pursuant to the Offer;

◦	makes our purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal, or otherwise restricts or prohibits consummation of the Offer; or

◦	materially impairs the contemplated benefits to us of the Offer;

•
any change in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our business or prospects or the benefits to us of the Offer, including, but not limited to, the following:

◦	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

◦	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

◦
the commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism directly or indirectly involving the United States;

◦
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect the extension of credit by banks or other lending institutions in the United States;

◦
legislation amending the Code, the effect of which, in our reasonable judgment, would be to materially change the tax consequences of the Offer in any manner that would reasonably be expected to materially and adversely affect us; or

◦	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•
a tender or exchange offer for any or all Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or our subsidiaries, has been proposed, announced or commenced by any person or has been publicly disclosed and we have not entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;

•	we learn that:

◦
any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC);

◦
any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 2% or more of our outstanding Shares; or

◦
any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

•
any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

•
any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

◦	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;

◦	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

◦	otherwise could reasonably be expected to materially adversely affect our business or prospects, or the benefits to us of the Offer;

•
any change or changes have occurred in our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or future business prospects that, in our reasonable judgment, has or have a material adverse effect on our business or prospects, or the benefits to us of the Offer;

•
any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

•	we shall have determined that the consummation of the Offer and the purchase of the Shares may cause the Shares to be held of record by less than 300 persons.
In addition, if completing the Offer on its current or amended terms, or at all, may cause us to fail to qualify for taxation as a REIT under the Code, we may terminate or amend the Offer or postpone the acceptance of Shares for payment.
If any of the conditions referred to above is not satisfied, we may:

•	terminate the Offer and return all tendered Shares to the tendering stockholders;

•	extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all of the Shares until the expiration of the Offer as so extended;

•
waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares validly tendered and not withdrawn prior to the Expiration Date; or

•	delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.
The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition (other than any action or omission to act by us), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion until the Offer shall have expired or been terminated. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time until the Offer shall have expired or been terminated. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties, subject to each tendering stockholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction.

7.	Extension of the Offer; Termination; Amendment
Subject to any applicable rule and regulation of the SEC, we expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Paying Agent and the Depositary and making a public announcement of the extension. During any extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw his or her Shares.
We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or to terminate the Offer upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of the termination or postponement to the Paying Agent and the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.
Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 6 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by adjusting the Purchase Price for Shares purchased in the Offer or increasing or decreasing the value of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the public announcement must be issued no later than 9:00 a.m. Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. We will not be required to amend or extend the Offer if the increase in the value of Shares purchased in the Offer does not cause the number of Shares purchased to exceed 2% of the outstanding Shares.
If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by applicable law.
SEC rules and related releases and interpretations provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. The Offer will be extended until the expiration of the period of at least ten business days if:

•
we adjust the Purchase Price for Shares purchased in the Offer or increase or decrease the value and number of Shares sought in the Offer (and thereby increase or decrease the number of Shares that may be purchased in the Offer), and, in the event of an increase in the value of Shares purchased in the Offer, the number of Shares accepted for payment in the Offer increases by more than 2% of the outstanding Shares, and

•
the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to the stockholders in the manner specified in this Section 7.

8.	Certain Effects of the Offer
The purchase of Shares pursuant to the Offer will have the following effects:

•	Depending on how many Shares are purchased, the Offer will decrease the amount of cash we have available for other purposes, such as making new investments.

•	Purchases of Shares pursuant to the Offer will increase the proportionate interest of stockholders that do not tender their Shares.

•
Stockholders who tender all of their Shares will give up the opportunity to participate in any potential future benefits from owning Shares, including the right to receive any future dividends or distributions that we may pay and any future increases in the value of the Shares.

Our purchases pursuant to the Offer will not result in the deregistration of our Shares under the Exchange Act.

9.	Treatment of Fractional Shares
If (i) you are tendering all of your Shares and the Offer is not over-subscribed; or (ii) you are an Odd Lot Holder tendering all of your Shares, we will purchase your properly tendered Shares, including any fractional Share, pursuant to the terms and subject to the conditions of the Offer. If you tender a total number of whole Shares such that if this number was to be accepted by the Company you would be left with only a fractional Share on the Company’s stock ledger, we will consider you to be tendering all of your Shares, including the fractional Share. If you tender less than all of your Shares by writing in a number of Shares on the Letter of Transmittal that represents less than all of the whole Shares you own at the time that you submit your Letter of Transmittal, any fractional Share that you own will not be tendered. If the Offer is over-subscribed and your tendered Shares are subject to purchase on a pro rata basis, the proration will be adjusted to avoid the purchase of your fractional Share.

10.	Use of Securities Acquired
We currently intend to cancel and retire Shares purchased in the Offer. These Shares will return to the status of authorized and unissued common stock and will be available for us to issue without further stockholder action for all purposes except as required by applicable law.

11.	Plans and Proposals
As disclosed previously, the board of directors of the Company has approved management’s recommendation to explore a possible conversion of the Company into an “NAV REIT,” which is a term used to describe a REIT that values its shares as often as daily but at least quarterly on a net asset value (“NAV”) basis that provides increased capacity to repurchase shares at the most recent NAV per share through its share redemption program. Such conversion would further the Company’s objective to enhance liquidity to stockholders by increasing the number of shares it can repurchase under its share redemption program without having to conduct an issuer self-tender. In addition to providing enhanced liquidity to the Company’s stockholders, the Company would expect to use the results from such conversion to grow the Company and to provide further support for its ongoing obligations under its Series A debentures. However, even if the board concludes that a conversion is in the best interest of stockholders, there may be significant restraints on its ability to do so.
On December 22, 2017, we filed a proxy statement with additional information regarding the proposed conversion of the Company to an NAV REIT, which is incorporated herein by reference and can be found at www.sec.gov. On April 4, 2018, our stockholders approved two proposals related to our possible conversion to a NAV REIT. However, there can be no assurance of our conversion to a NAV REIT or the terms thereof and our board of directors may delay the implementation of our proposed NAV REIT conversion until it deems it appropriate to do so or may decide, in its sole discretion, not to go forward at all with the proposed NAV REIT conversion.
In addition, the Company’s management and board of directors continues to evaluate other possible strategic alternatives that may provide additional liquidity to the Company’s stockholders. We can provide no assurances as to whether or when any of the foregoing will be consummated.

Except as described above or incorporated by reference herein, or as may occur in the ordinary course of business, we have no plan to take any action that relates to or would result in any of the following:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	a purchase, sale or transfer of a material amount of our assets or any of our subsidiaries, other than the acquisition and disposition of properties in the ordinary course of business;

•	any material change in our present dividend rate or policy, or in the indebtedness or capitalization of the Company;

•	any change in our present board of directors or management;

•	any other material change in our corporate structure or business;

•	any class of our common stock becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

12.	Source and Amount of Funds
Assuming that we purchase 8,234,217 Shares at $10.93 per Share, the value of Shares purchased in the Offer will be approximately $90 million, subject to our ability to increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer in accordance with rules promulgated by the SEC. If we increase the number of Shares accepted by up to 2%, the dollar value of the Offer would increase by up to approximately $14 million. Assuming that we do not increase the number of Shares accepted for payment, we expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $90.1 million. We intend to fund the purchase of Shares in the Offer and pay related costs by using our available cash.

13.	Certain Information About the Company
Our Business
The Company is a Maryland corporation formed on October 8, 2008 that invests in a diverse portfolio of opportunistic real estate, real estate-related loans, real estate-related securities and other real estate-related investments. The principal offices of the Company are located at 800 Newport Center Drive, Suite 700, Newport Beach, California 92660, and its telephone number is (949) 417-6500.
The Company operates in a manner intended to qualify as a REIT for federal income tax purposes, commencing with the taxable year ended December 31, 2010, when the Company first elected REIT status. We utilize an Umbrella Partnership Real Estate Investment Trust organizational structure to hold all or substantially all of our assets through our operating partnership, KBS Strategic Opportunity Limited Partnership (our “Operating Partnership”). Subject to certain restrictions and limitations, our business is managed by KBS Capital Advisors LLC (“KBS Capital Advisors”), our external advisor, pursuant to an advisory agreement. We are not a mutual fund and have not registered, and do not intend to register, as an investment company under the Investment Company Act of 1940, as amended.
As of April 20, 2018, we consolidated six office properties, one office portfolio consisting of four office buildings and 14 acres of undeveloped land, one office/flex/industrial portfolio consisting of 21 buildings, one retail property, two apartment properties and three investments in undeveloped land with approximately 1,100 developable acres. We also owned three investments in unconsolidated joint ventures, an investment in real estate debt securities and three investments in real estate equity securities.
As of April 20, 2018, we had 64,745,536 Shares outstanding, held by approximately 14,600 stockholders. The majority of these Shares were sold in our initial public primary offering. We have also sold and continue to sell Shares pursuant to our DRP.

There is no public market for our Shares and we currently have no obligation or plans to apply for listing on any public securities market. Therefore, the redemption of shares by us is generally the only way for stockholders to dispose of their shares. As discussed below under “-Share Redemption Program and Share Repurchases”, our board of directors has suspended the SRP for the months of March, April and May 2018.
Our charter does not require our board of directors to seek stockholder approval to liquidate our assets by a specified date, nor does our charter require our directors to list our shares for trading by a specified date. No public market currently exists for our shares of common stock, and we currently have no plans to list our shares on a national securities exchange.
Share Redemption Program and Share Repurchases
We have adopted the SRP to enable you to sell your shares of common stock to us in limited circumstances. You must hold your shares for at least one year in order to participate in the SRP, except for redemptions sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence.” We limit the number of shares redeemed pursuant to the SRP as follows: (i) during any calendar year, we may redeem no more than 5% of the weighted-average number of shares outstanding during the prior calendar year and (ii) during each calendar year, redemptions will be limited to the amount of net proceeds from the sale of shares under our DRP during the prior calendar year and the last $1.0 million of such net proceeds shall be reserved exclusively for shares redeemed in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence” with any excess funds being available to redeem shares not requested in connection with a stockholder’s death, “qualifying disability or “determination of incompetence” during the December redemption date in the current year. Notwithstanding the foregoing, we may not redeem more than $3.0 million of shares in a given quarter (excluding shares redeemed in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence”). To the extent that we redeem less than $3.0 million of shares (excluding shares redeemed in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence”) in a given fiscal quarter, any remaining excess capacity to redeem shares in such fiscal quarter will be added to our capacity to otherwise redeem shares (excluding shares redeemed in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence”) during succeeding fiscal quarters. Further, we have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency. These limits may prevent us from accommodating all redemption requests made in any year.
Our board of directors has suspended the SRP from March 29, 2018 through May 31, 2018, meaning no redemptions have been or will be made under the SRP in March, April or May 2018 (including those requested following a stockholder’s death, qualifying disability or determination of incompetence). We cancelled all outstanding redemption requests under the SRP as of March 14, 2018 and we will not accept any redemption requests under the SRP until the completion of the Offer. If you would like to submit a redemption request under the SRP, you may do so after the Offer expires. Because the SRP has been suspended through May 31, 2018, redemptions under the SRP are expected to resume on the last business day of June. However, in its sole discretion, our board of directors could amend, further suspend or terminate our share redemption program upon 10 business days’ notice and the SRP includes numerous restrictions that could limit a stockholder’s ability to sell his or her shares.
During the year ended December 31, 2017 and in January and February 2018, we fulfilled redemption requests eligible for redemption under the SRP and received in good order as set forth in the table below. We funded redemptions under the SRP with the net proceeds from our DRP and cash on hand.

Month	Total Number of Shares Redeemed	Average Price Paid Per Share (1)	Approximate Dollar Value of Shares Available That May Yet Be Redeemed Under the Program
January 2017	24,963	$14.81	(2)
February 2017	1,500	$14.81	(2)
March 2017	227,362	$14.12	(2)
April 2017	33,319	$14.81	(2)
May 2017	8,213	$14.81	(2)
June 2017	222,798	$14.10	(2)
July 2017	8,811	$14.81	(2)
August 2017	27,516	$14.81	(2)
September 2017	—	$—	(2)
October 2017	—	$—	(2)
November 2017	18,407	$14.81	(2)
December 2017	—	$—	(2)
January 2018	407,046	$10.97	(2)
February 2018	12,526	$11.50	(2)
Total	992,461
_____________________
(1) Pursuant to the SRP, except for redemptions made upon a stockholder’s death, “qualifying disability” or “determination of incompetence,” the price at which we will redeem shares is 95% of our most recent estimated value per share as of the applicable redemption date. The price for redemptions sought in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence” is equal to the most recent estimated value per share of the Company’s common stock. The SRP was suspended from September 29, 2017 through October 31, 2017, meaning no redemptions were made in September or October (including those requested following a stockholder’s death, qualifying disability or determination of incompetence). We cancelled all outstanding redemption requests under the SRP as of the commencement of the 2017 Self-Tender and did not accept any redemption requests under the SRP until the completion of the 2017 Self-Tender.
On December 7, 2017, our board of directors approved an estimated value per share of our common stock of $11.50, based on the estimated value of our assets less the estimated value of our liabilities, or net asset value, divided by the number of shares outstanding as of September 30, 2017, with the exception of adjustments to (i) the Company’s net asset value to give effect to the 2017 Self-Tender and the Special Dividend and (ii) the Company’s shares outstanding to give effect to the 2017 Self-Tender. The change in the redemption price became effective for the January 2018 redemption date and is effective until the estimated value per share is updated. We expect to update our estimated value per share no later than December 2018. As a result of the Special Dividend paid in January 2018, our board of directors delayed the processing of redemptions that would otherwise occur on the last business day of December 2017 under the SRP until the last business day of January 2018. Any submission or withdrawal deadlines associated with such delayed redemptions were moved to their corresponding dates in January 2018.  For purposes of all the volume and funding limitations under the SRP, such delayed redemptions and any other redemption requests received and processed in January 2018 were deemed to have occurred in December 2017 rather than January 2018.
(2) We limit the dollar value of shares that may be redeemed under the program as described above. During the year ended December 31, 2017, we redeemed $8.2 million of common stock under the SRP, which represented all redemption requests received in good order and eligible for redemption through the December 2017 redemption date, except for $8.6 million of shares in connection with redemption requests not made upon a stockholder’s death, “qualifying disability” or “determination of incompetence,” of which $4.4 million related to delayed December 2017 redemptions that were processed in January 2018. Based on the amount of net proceeds raised from the sale of shares under the dividend reinvestment plan during 2017 and redemptions processed through March 31, 2018, we currently have $8.5 million remaining available for redemptions during 2018.
On September 14, 2017, we commenced the 2017 Self-Tender for up to 3,553,660 shares of common stock at a price of $14.07 per share, or approximately $50.0 million of shares. On October 18, 2017, we increased the number of shares accepted for payment in the 2017 Self-Tender by up to 1,135,912 shares at a price of $14.07 per share, or approximately $16.0 million of shares. On October 23, 2017, we accepted for purchase 4,686,503 shares for an aggregate cost of $65.9 million, excluding fees and expenses related to the 2017 Self-Tender. As discussed in footnote (1) to the table above, because of the 2017 Self-Tender, the SRP was suspended from September 29, 2017 through October 31, 2017.
In addition to the redemptions under the SRP and the repurchases under the 2017 Self-Tender described above, during the year ended December 31, 2017, we repurchased an additional 47,750 shares of our common stock at $14.07 per share for an aggregate price of $0.7 million.

Estimated Value Per Share
The Purchase Price is 95% of $11.50, which is the most recent estimated value per share of the Company’s common stock. This estimated value was approved by the Company’s board of directors on December 7, 2017, and was based on the estimated value of the Company’s assets less the estimated value of its liabilities, or net asset value, divided by the number of shares outstanding as of September 30, 2017, with the exception of adjustments to (i) the Company’s net asset value to give effect to the 2017 Self-Tender and the Special Dividend and (ii) the Company’s shares outstanding to give effect to the 2017 Self-Tender. For a full description of the methodologies and assumptions used to value the Company’s assets and liabilities in connection with the calculation of the estimated value per share, see Part II, Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities - Market Information” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated herein by reference and can be found in the “Investor Information” section of the Company’s website, www.kbsstrategicopportunityreit.com. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the Company’s portfolio and the management of those assets and in response to the real estate and finance markets. As such, the most recent estimated value per share does not take into account developments in the Company’s portfolio since December 7, 2017. Tendering stockholders whose Shares are accepted for payment will lose the opportunity to participate in any potential future upside and future growth of the Company with respect to such Shares and will lose the right to receive any future distributions or dividends that we may declare and pay.
Distribution Information
Distributions declared, distributions paid and cash flows provided by operations were as follows during the year ended December 31, 2017 (in thousands, except per share amounts):

	Distribution Declared		Distributions Declared Per Share		Distributions Paid			Cash Flows Provided by (Used in) Operations
Period					Cash	Reinvested	Total
First Quarter 2017	$5,247		$0.092		$2,323	$2,924	$5,247	$3,391
Second Quarter 2017	5,298		0.093		2,405	2,893	5,298	9,466
Third Quarter 2017	5,350		0.095		2,501	2,849	5,350	6,868
Fourth Quarter 2017	187,914	*	3.610	*	—	—	—	(6,293)
	$203,809		$3.890		$7,229	$8,666	$15,895	$13,432
* Includes the board of directors’ authorization on December 7, 2017 of the Special Dividend of $3.61 per share of common stock payable in either shares of our common stock or cash to, and at the election of, the stockholders of record as of the close of business on December 7, 2017. If stockholders elected all cash, their election was subject to adjustment such that the aggregate amount of cash to be distributed by us was a maximum of 20% of the total Special Dividend (the “Maximum Cash Distribution”), with the remainder paid in shares of common stock.  The aggregate amount of cash paid by us pursuant to the Special Dividend and the actual number of shares of common stock issued pursuant to the Special Dividend depended upon the number of stockholders who elected cash or stock and whether the Maximum Cash Distribution was met.
Stockholders had the right to elect, on or prior to December 29, 2017 (the “Election Deadline”), to be paid their pro rata portion of the Special Dividend all in common stock (a “Share Election”) or all in cash (a “Cash Election”); provided, however, that the total amount of cash payable to all stockholders in the Special Dividend was subject to the Maximum Cash Distribution, as described above, with the balance of the Special Dividend payable in the form of common stock. Stockholders failing to timely return a properly completed election form before the Election Deadline were deemed to have made a Cash Election (“Default Elections”).  If the aggregate amount of stockholder Cash Elections and Default Elections exceeded the Maximum Cash Distribution, then the payment of cash was made on a pro rata basis to such stockholders such that the aggregate amount paid in cash to all stockholders equaled the Maximum Cash Distribution. The Special Dividend was paid on January 17, 2018. We paid $37.6 million (20%) in cash and issued $150.3 million (80%) in stock pursuant to the Special Dividend.
In order to we maintain our status as a REIT, we must distribute at least 90% of our “real estate investment trust taxable income” each year, and distribute all of our “real estate investment trust taxable income” and “net capital gain” in order to avoid corporate level tax. The proceeds from the sale of the Singapore Portfolio (as defined in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated herein by reference) were part of such taxable income and/or net capital gain. Our board of directors approved the Special Dividend as a consequence of our sale of the Singapore Portfolio in order to ensure compliance with the REIT distribution requirements.  The Special Dividend payment, including both cash and stock portions, will generally be taxed as a capital gain distribution to stockholders due to the large amount of capital gain that was generated from the sale of the Singapore Portfolio.  The tax due on such dividend may exceed the amount of cash, if any, distributed to stockholders as part of the Special Dividend. Stockholders are advised to consult their tax advisors regarding the tax consequences of the Special Dividend in light of his or her particular investment or tax circumstances.
In addition, on March 8, 2018, our board of directors authorized a distribution in the amount of $0.015975 per share of common stock to stockholders of record as of the close of business on March 16, 2018. We paid this distribution on March 21, 2018.

Impacts of Singapore Transaction; Current Strategy and Expectations
As disclosed in our Annual Report on Form 10-K for the year ended December 31, 2017, on November 8, 2017, we, through 11 wholly owned subsidiaries, sold 11 properties (the “Singapore Portfolio”) to various subsidiaries of Keppel-KBS US REIT, a newly formed Singapore real estate investment trust that is listed on the Singapore Stock Exchange. We sold ten office properties and one office campus consisting of nine office buildings and 18 acres of undeveloped land. The estimated value for the Singapore Portfolio was $804.0 million, before sales credits and costs.
Subsequent to the sale of the Singapore Portfolio, on March 8, 2018, our board of directors authorized a first quarter regular distribution in the amount of $0.015975 per share of common stock to stockholders of record as of the close of business on March 16, 2018. The first quarter distribution declined due primarily to the following factors:

•	A significant reduction in the Company’s portfolio’s net operating income following the sale of the Singapore Portfolio;

•	A significant amount of uninvested cash while we pursued and began closing on new real estate acquisitions in March 2018 using the proceeds from the Singapore Portfolio; and

•	Relatively fixed nature of the interest expense on the Company’s outstanding Israeli bonds and general and administrative expenses.
Following the sale of the Singapore Portfolio, the Company’s invested equity (before taking into account the 2017 Self-Tender and the Company’s recent special dividend) declined by approximately 44%, and in the near-term the Company’s modified funds from operations (“MFFO”) was impacted significantly as the Singapore Portfolio had a higher percentage of stabilized assets at higher yields than the remaining portfolio. The sold assets constituted approximately 64% of the property level MFFO and after adjusting for corporate level items, including general and administrative expenses, asset management fees and interest expense on our Israeli bonds, we anticipate to have a minimal amount of MFFO in the first quarter of 2018. In March 2018 we closed on two acquisitions for a total of approximately $236 million and are under contract on another acquisition projected to close in May for $73 million. Upon acquiring the property currently under contract and completion of this tender offer, we expect to be fully invested. We expect MFFO to then increase as a result of our new acquisitions and continue to increase as we further stabilize the entire portfolio. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2017 for more information about how we calculate MFFO.
While there has been a significant reduction in regular ongoing distributions, it is important to note that the focus of the Company is on total return and not ongoing cash yield. Since inception in 2010, the Company has provided strong returns and much of that is due to capital appreciation rather than ongoing distributions. Since inception, the Company has sold 17 assets for an aggregate gross sales price of approximately $922 million, or an increase of approximately $163 million (21%) over the cost basis, and a significant portion of that increase was after holding the assets for at least two years while we worked through our business plan and stabilized the assets. Based on shares outstanding as of September 30, 2017, the capital appreciation related to these assets was approximately $2.86 per share.
We believe that there is also the potential for significant returns over the next four years as more than half of our current portfolio consists of properties acquired within the last two years with proceeds from our Israeli bond offering as well as reinvestments from the sale of the Singapore Portfolio. Since March 31, 2016, the Company has acquired approximately $700 million in assets. As the majority of our current portfolio consists of properties acquired within the last two years, we have not completed the repositioning/stabilization strategy. Similar to properties that we have sold, the repositioning strategy can take up to four years, at which point, we expect to see significant capital returns. While we can offer no assurances, we currently expect that, with respect to properties acquired over the past two years, that we will see a similar increase in property values over our cost basis thus providing a significant return on investment to shareholders in the future.

Beneficial Ownership of Shares by Directors and Officers
The following table shows, as of April 23, 2018 the amount of our common stock beneficially owned (unless otherwise indicated) by (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (2) our directors, (3) our executive officers, and (4) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of all Shares
KBS Capital Advisors LLC	24,903(3)	*
Keith D. Hall, Chief Executive Officer and Director	437,308(3)(4)	*
Peter McMillan III, Chairman of the Board, President and Director	437,308(3)(4)	*
Jeffrey K. Waldvogel, Chief Financial Officer, Treasurer and Secretary	−	−
Stacie K. Yamane, Chief Accounting Officer	−	−
William M. Petak, Independent Director	−	−
Eric J. Smith, Independent Director	−	−
Kenneth G. Yee, Independent Director	−	−
All directors and executive officers as a group	437,308(3)(4)	*

*	Less than 1% of the outstanding common stock.

(1)	The address of each named beneficial owner is c/o KBS Strategic Opportunity REIT, Inc., 800 Newport Center Drive, Suite 700, Newport Beach, California 92660.

(2)	None of the shares is pledged as security.

(3)	Includes 24,903 shares owned by KBS Capital Advisors, which is indirectly owned and controlled by Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr.

(4)	Includes 412,405 shares owned by Willowbrook Capital Group LLC, which is directly owned and controlled by Peter McMillan III and Keith D. Hall.
Recent Securities Transactions
During the 60 days prior to April 23, 2018, pursuant to the Company’s SRP, the Company redeemed approximately 12,526 Shares at $11.50 per Share, for an aggregate price of approximately $0.1 million.
During the 60 days prior to April 23, 2018, pursuant to the Company’s DRP, the Company sold 41,804 Shares at $11.50 per Share, for an aggregate price of approximately $0.5 million.
Except as set forth above: (i) the Company does not, and to its knowledge, none of the persons listed above nor any of their affiliates, beneficially own or has a right to acquire any Shares or any other equity securities of the Company; (ii) the Company has not, and to its knowledge the persons or entities referred to in clause (i) above have not, effected any transaction in the Shares or any other equity securities of the Company during the 60 days prior to April 23, 2018.
Other Interests
Except as otherwise described or incorporated by reference in this Offer to Purchase or the Schedule TO, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the Offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Incorporation by Reference
The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information about us to you by referring you to other documents that we file with the SEC. The information incorporated by reference is an important part of this Offer to Purchase, and is deemed to be part hereof except to the extent any such information is modified or superseded by information in this Offer to Purchase or in any other document expressly incorporated herein (whether specified below or in any amendment to the Schedule TO) that has a later date. We incorporate by reference the documents listed below (except to the extent that the information contained therein is deemed “furnished” and not “filed” in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 9, 2018;

•	our definitive Proxy Statement on Schedule 14A, filed on December 22, 2017;

•	our Current Report on Form 8-K, filed on December 13, 2017;

•	our Current Report on Form 8-K, filed on February 1, 2018;

•	our Current Report on Form 8-K, filed on March 1, 2018;

•	our Current Report on Form 8-K, filed on March 7, 2018;

•	our Current Report on Form 8-K, filed on March 15, 2018;

•	our Current Report on Form 8-K, filed on April 6, 2018;

•	our Current Report on Form 8-K, filed on April 11, 2018;

•	our Current Report on Form 8-K, filed on April 17, 2018; and

•	our Current Report on Form 8-K/A, filed on April 19, 2018
The information relating to us contained in this Offer to Purchase should be read together with the information in the documents incorporated by reference. Any statement contained in any document incorporated by reference in this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in the Offer. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Offer.

14.	Additional Information
We have filed an issuer Tender Offer Statement on Schedule TO with the SEC that includes certain additional information relating to the Offer. We intend to supplement and amend the Schedule TO to the extent required to reflect information we subsequently file with the SEC. This material may be inspected and copied at prescribed rates at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website (http://www.sec.gov) that contains our Schedule TO, reports and other information about us, including our annual, quarterly and current reports, proxy statements and other SEC filings. You may also obtain a copy of our Schedule TO or a copy of any or all of the documents incorporated herein by reference, other than the exhibits to any documents that are not specifically incorporated by reference herein, free of charge by contacting us at the address or telephone number set forth on the first page of this Offer to Purchase.

15.	Certain Legal Matters; Regulatory Approvals
We are neither aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of the Shares pursuant to the Offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority, agency or body that would be required for us to acquire Shares as contemplated by the Offer. We contemplate that we will seek any approvals or make any filings that may become necessary. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of a required approval or other action. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for payment and pay for the tendered Shares are subject to the satisfaction of certain conditions. See Section 6.

16.	Material U.S. Income Tax Consequences
The following discussion is a general summary of the material U.S. federal income tax consequences related to the tender of Shares pursuant to the Offer. It does not contain any discussion of state, local or non-U.S. tax consequences. You should consult your tax advisor for a complete description of the federal, state, local and non-U.S. tax consequences to you of tendering Shares pursuant to the Offer.
This summary is based upon the Code, the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax consequences described below.
This summary of the material U.S. federal income tax consequences applies to you only if you hold Shares as a “capital asset” (generally, property held for investment). Special rules not discussed here may apply to you if you are (i) a broker-dealer or a dealer in securities or currencies, (ii) an S corporation, (iii) a partnership or other pass-through entity, (iv) a bank, thrift or other financial institution, (v) a regulated investment company or a REIT, (vi) an insurance company, a tax-exempt organization, (vii) a person that is not a U.S. stockholder, as defined below, (viii) subject to the alternative minimum tax provisions of the Code, (ix) holding Shares as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction, (x) holding Shares through a partnership or other pass-through entity, or (xi) a U.S. person whose “functional currency” is not the U.S. dollar.
This summary is for general information purposes only and is not tax advice.
The balance of this summary applies only to U.S. stockholders that are not tax-exempt organizations. For these purposes, a “U.S. stockholder” is a beneficial owner of Shares that for federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for federal tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate, the income of which is subject to federal income taxation regardless of its source; or

•
a trust if either a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or it has a valid election in place to be treated as a U.S. person.

If a partnership, including any entity that is treated as a partnership for federal tax purposes, holds Shares, the federal income tax treatment of the partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds Shares, you should consult your tax advisor regarding the tax consequences of tendering Shares held by the partnership.
STOCKHOLDERS WHO ARE NOT U.S. STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES AND ANY APPLICABLE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE OFFER.
Generally. A sale of Shares pursuant to the Offer will constitute a “redemption” under the Code and will be a taxable transaction for federal income tax purposes. If the redemption qualifies as a sale of Shares by a U.S. stockholder under Section 302 of the Code, the U.S. stockholder will recognize gain or loss equal to the difference between (i) the cash received pursuant to the Offer and (ii) the U.S. stockholder’s adjusted tax basis in the Shares surrendered pursuant to the Offer. If the redemption does not qualify as a sale of Shares under Section 302 of the Code, the U.S. stockholder will not be treated as having sold Shares but will be treated as having received a distribution from us in an amount up to the amount of the cash received pursuant to the Offer. If a U.S. stockholder is treated as receiving a distribution from us, the U.S. stockholder will generally take the distribution into account as ordinary income dividend to the extent of our current or accumulated earnings and profits, unless we designate the dividend as a capital gain dividend.

As described below, whether a redemption qualifies for sale treatment will depend largely on the total number of the U.S. stockholder’s Shares (including any Shares constructively owned by the U.S. stockholder) that are purchased in the Offer and any Shares acquired or disposed of in a transaction that, for federal income tax purposes, is integrated with the Offer.
Sale Treatment. Under Section 302 of the Code, a redemption of Shares pursuant to the Offer will be treated as a sale of such Shares for federal income tax purposes if such redemption (i) results in a “complete redemption” of all of the U.S. stockholder’s stock in us, (ii) is “substantially disproportionate” with respect to the U.S. stockholder, or (iii) is “not essentially equivalent to a dividend” with respect to the stockholder. For purposes of these tests, Shares shall be deemed to include all common stock of the Company. In determining whether any of these three tests under Section 302 of the Code is satisfied, a U.S. stockholder must take into account not only stock that the U.S. stockholder actually owns, but also any stock that the U.S. stockholder is treated as owning pursuant to the constructive ownership rules of Section 318 of the Code. Under those rules, a U.S. stockholder generally is treated as owning (i) Shares owned by the U.S. stockholder’s spouse, children, grandchildren and parents; (ii) Shares owned by certain trusts of which the U.S. stockholder is a beneficiary, in proportion to the U.S. stockholder’s interests in such trusts; (iii) Shares owned by any estate of which the U.S. stockholder is a beneficiary, in proportion to the U.S. stockholder’s interest in such an estate; (iv) Shares owned by any partnership or S corporation in which the U.S. stockholder is a partner or stockholder, in proportion to the U.S. stockholder’s interest; (v) Shares owned by any non-S corporation of which the stockholder owns at least 50% in value of the stock; and (vi) Shares that the U.S. stockholder has an option or similar right to acquire. A U.S. stockholder that is a partnership or S corporation, estate, trust or non-S corporation is treated as owning stock owned (as the case may be) by partners or S corporation stockholders, by estate beneficiaries, by certain trust beneficiaries, and by 50% stockholders of a non-S corporation. Shares constructively owned by a person generally are treated as being owned by that person for the purpose of attributing ownership to another person.
A redemption of Shares from a U.S. stockholder pursuant to the Offer will result in a “complete redemption” of all the U.S. stockholder’s Shares in us if either (i) we purchase all of the Shares actually and constructively owned by the U.S. stockholder, or (ii) the U.S. stockholder actually owns no Shares after all transfers of Shares pursuant to the Offer, constructively owns only Shares owned by certain family members, and the U.S. stockholder is eligible for a waiver from, and does waive (pursuant to Section 302(c)(2) of the Code), constructive ownership of Shares owned by family members. Any U.S. stockholder desiring to waive such constructive ownership of Shares should consult a tax advisor about the applicability of Section 302(c)(2) of the Code.
A redemption of Shares from a U.S. stockholder pursuant to the Offer will be “substantially disproportionate” with respect to the U.S. stockholder if (i) the percentage of Shares actually and constructively owned by the U.S. stockholder compared to all Shares outstanding immediately after all redemptions of Shares pursuant to the Offer is less than (ii) 80% of the percentage of Shares actually and constructively owned by the U.S. stockholder compared to all Shares outstanding immediately before such redemptions. For purposes of determining whether a redemption is “substantially disproportionate”, constructive ownership of Shares owned by family members cannot be waived. The fact that the redemption fails to qualify as a sale pursuant to the other two tests is not taken into account in determining whether the redemption is “not essentially equivalent to a dividend.”
A redemption of Shares from a U.S. stockholder pursuant to the Offer will be “not essentially equivalent to a dividend” if, pursuant to the Offer, the U.S. stockholder experiences a “meaningful reduction” in his or her proportionate interest in us, including voting rights, participation in earnings and liquidation rights, arising from the actual and constructive ownership of Shares. The IRS has indicated in Revenue Ruling 76-385 that a very small reduction in the proportionate interest of a small minority stockholder who does not exercise any control over corporate affairs generally constitutes a “meaningful reduction” in the stockholder’s interest in the company where the company’s stock is widely held and publicly traded. Although our Shares are widely held, our Shares are not publicly traded. U.S. stockholders are urged to consult their tax advisers about the applicability of that ruling to the Offer.

U.S. stockholders should be aware that an acquisition or disposition of Shares as part of a plan that includes the U.S. stockholder’s tender of Shares pursuant to the Offer should be taken into account in determining whether any of the foregoing tests is satisfied. U.S. stockholders are urged to consult their own advisors with regard to whether acquisitions from or sales to third parties and a tender may be so integrated. U.S. stockholders should also be aware that their ability to satisfy any of the foregoing tests may be affected by proration pursuant to the Offer. Therefore, a U.S. stockholder (other than an Odd Lot Holder who tenders all of his or her Shares) can be given no assurance, even if the U.S. stockholder tenders all of his or her Shares, that we will purchase a sufficient number of such Shares to permit the U.S. stockholder to satisfy any of the foregoing tests.
If any of the foregoing three tests is satisfied, the U.S. stockholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the U.S. stockholder’s adjusted tax basis in the Shares sold. Such gain or loss must be determined separately for each block of Shares sold (i.e., Shares that were acquired in a single transaction). Capital gain or loss generally will be long-term capital gain or loss if, at the time we accept the Shares for payment, the U.S. stockholder held the Shares for more than one year. Long-term capital gains of individuals, estates and trusts generally are subject to a maximum U.S. federal income tax rate of 20%. Short-term capital gains of individuals, estates, and trusts generally are subject to a maximum federal income tax rate of 37%. Capital gains of corporations generally are taxed at the federal income tax rates applicable to corporate ordinary income.
Dividend Treatment. If none of the foregoing three tests under Section 302 of the Code is satisfied, the U.S. stockholder generally will be treated as having received a distribution in an amount equal to the amount of cash received by the U.S. stockholder pursuant to the Offer. That distribution will be treated as ordinary dividend income to the extent our current or accumulated earnings and profits are allocated to the distribution, unless we designate the dividend as a capital gains dividend. Dividends paid to corporate U.S. stockholders will not qualify for the dividends received deduction generally available to corporations. In addition, our ordinary dividends generally will not qualify for the 20% tax rate on “qualified dividend income” received by taxpayers taxed as individuals. Our ordinary dividends, with limited exceptions, paid to taxpayers taxed as individuals are taxed at the higher federal income tax rate applicable to ordinary income, which is a maximum rate of 37%, provided individuals may be able to deduct 20% income received as ordinary REIT dividends thus reducing the maximum effective federal income tax rate on such dividend.
Constructive Distributions. Provided that no tendering U.S. stockholder is treated as receiving a dividend as a result of the Offer, stockholders whose percentage ownership of the Company increases as a result of the Offer will not be treated as realizing taxable constructive distributions by virtue of that increase. In the event that any tendering U.S. stockholder is deemed to receive a dividend, it is possible that stockholders whose percentage ownership of the Company increases as a result of the Offer, including stockholders who do not tender any Shares pursuant to the Offer, may be deemed to receive a constructive distribution in the amount of the increase in their percentage ownership of the Company as a result of the Offer. A constructive distribution will be treated as a dividend to the extent of our current or accumulated earnings and profits allocable to it. This dividend treatment will not apply if the purchase of Shares pursuant to the Offer is treated as an “isolated redemption” within the meaning of the Treasury Regulations. U.S. stockholders that do not participate in the Offer are urged to consult their tax advisers about the possibility of receiving a constructive taxable dividend as result of the Offer.
Information Reporting. Information returns will generally be filed with the IRS in connection with the gross proceeds payable to a U.S. stockholder pursuant to the Offer. We will rely on information previously provided by you in order to determine whether backup withholding is required. If we have not received this information from you, then unless an exemption exists and is proven in a manner satisfactory to the Depositary, a U.S. stockholder will be subject to backup withholding on these payments. If you have not previously provided this information or wish to change previously provided information, you must submit to the Depositary a completed Form W-9, which can be obtained from the Depositary or from www.irs.gov. Certain stockholders (including, among others, all corporations and certain non-U.S. foreign individuals who provide an IRS Form W-8BEN) are not subject to these backup withholding and reporting requirements. The amount of any backup withholding from a payment to a U.S. stockholder will be allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability and may entitle the U.S. stockholder to a refund.

Federal income tax information reporting rules require “cost basis” for Shares involved in certain transactions to be reported to stockholders and the IRS. More specifically, upon the transfer or redemption of any Shares subject to those reporting requirements, a broker must report both the cost basis of the Shares and the gain or loss recognized on the transfer or redemption of those Shares to the stockholder and to the IRS on Form 1099-B.
In connection with the purchase of Shares pursuant to this Offer, U.S. stockholders may identify by lot the Shares that are purchased, but U.S. stockholders who do not identify specific lots in a timely manner will be transferred on a “first in/first out” basis. U.S. stockholders should consult their tax advisors regarding the consequences of the “cost basis” information reporting rules.

17.	Recommendation
While our board of directors has approved the Offer, neither the Company, our board of directors, nor DST Systems, Inc. in its capacity as Depositary, Paying Agent or Information Agent for the Offer, makes any recommendation to stockholders as to whether to tender or refrain from tendering their Shares. Each stockholder must make his or her own decision whether to tender Shares, and if so, how many Shares to tender. Stockholders are urged to evaluate carefully all information in the Offer, the Letter of Transmittal and the Schedule TO, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are incorporated herein by reference and can be found in the “Investor Information” section of our website, www.kbsstrategicopportunityreit.com, and consult their own investment and tax advisors and make their own decisions whether to tender or refrain from tendering their Shares.
Because each stockholder’s investment decision is a personal one, based on their own financial circumstances, no person has been authorized to make any recommendation on our behalf as to whether stockholders should tender their Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained or incorporated by reference herein or in a Letter of Transmittal. If given or made, the recommendation and information and representations must not be relied on as having been authorized by us.

18.	Miscellaneous
The Offer is not being made to, and tenders will not be accepted from, stockholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities laws of the applicable jurisdiction. We are not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of the applicable jurisdiction. However, we reserve the right to exclude stockholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. We believe this exclusion is permissible under applicable laws and regulations, provided we make a good faith effort to comply with any law deemed applicable to the Offer.
We have retained DST to act as the Depositary, the Paying Agent and the Information Agent in connection with the Offer. In its role as Depositary, DST will receive Letters of Transmittal and Withdrawal Letters and provide information regarding the Offer to those persons, including stockholders that contact it. As Paying Agent, DST will be responsible for determining the Purchase Price and proration factor, if any, and matching payment for all Shares purchased by us in the Offer. As the Information Agent, DST may contact stockholders by mail, telephone, e-mail and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.
DST will receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to DST as described above) for soliciting tenders of Shares pursuant to the Offer. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or custodian or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, or the agent of DST for purposes of the Offer.

Stockholders holding their Shares of record will not be required to pay any fees or commissions in connection with the tender directly to the Depositary and purchase of their Shares. Beneficial owners who do not own their Shares as record holders are urged to consult the broker, dealer or other nominee or custodian who is the record holder of their Shares to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers or other nominee or custodian stockholders and not directly to the Depositary. Stockholders holding their Shares through such broker, dealer, commercial bank, trust company, custodian or other nominee must not deliver a Letter of Transmittal directly to the Depositary (DST). The broker, dealer, commercial bank, trust company, custodian or other nominee holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary (DST) on your behalf. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority so to act must be submitted.